EXHIBIT 99.1

Hon. Raymond G. H. Seitz

Chairman of the Board

November 7, 2008

Mr. Jame Donath

Managing Director

Davidson Kempner Capital Management LLC

65 East 55th Street, 19th Floor

New York, New York 10022

Dear Mr. Donath:

On behalf of the Board of Directors, I acknowledge receipt of your letter of October 31, 2008. The Nominating and Governance Committee of the Board met on November 4, 2008 to consider your request.

My fellow directors and I agree with you regarding the challenges faced by Sun-Times Media Group. At our direction over the last 12 months, management initiated and completed a $50 million reduction in costs, which included the elimination of over 500 employees. While this difficult exercise was critically necessary for the institution, it has proven to be insufficient. Therefore, we have asked management to evaluate and implement further cost cutting and revenue enhancements, and we expect to receive the outline of a plan in this regard at our November meeting. As you will have seen, our CEO’s letter to shareholders released yesterday foreshadowed an additional $45 million to $55 million of savings to be realized in the next 9 months.

Our Board is conscious of its fiduciary duties with respect to the appointment of new directors, and will proceed with those duties squarely in mind. Earlier this year, the Board initiated efforts to identify potential new directors of Sun-Times Media Group. Our goal is to identify persons who know the Chicago market and are experienced in the media industry, as well as possibly having an interest in investing in the Company. It was and remains the Board’s position that it may be appropriate to restructure the Board over the course of the next few months so that a renewed (and perhaps smaller) Board may guide the Company through the difficulties it faces in 2009. To that end, we note that you have identified four potential candidates for Board membership. We have also identified candidates whom we are in the process of vetting. We will proceed with our planned transition, taking into account your proposed candidates, as well as others whom we identify.

Mr. Jame Donath

November 7, 2008

We are aware that the holders of a majority of our shares may act in concert to elect a new Board without further action by the existing directors. If it is your intention to act in this manner, then our approach would, of course, be different. In the interest of good corporate governance, I would appreciate it if you would inform the Board whether you plan to act without the consent of the current Board. On behalf of my fellow directors, however, I urge you to allow the ongoing process of Board renewal to proceed as planned.

Please do not interpret my desire for a careful and considered process to recruit the best new directors possible as entrenchment by the existing directors. It is not. I am confident that your and our goals and plans for Sun-Times Media Group have a great deal in common and that our current process will satisfy your desire for new Board leadership for the Company.

Raymond G. H. Seitz
Chairman of the Board

cc:	Sun-Times Media Group, Inc. Board of Directors